CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 8, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.0 billion revenue passenger miles (RPMs) in December 2013, a 9.8 percent increase from the 8.2 billion RPMs flown in December 2012. Available seat miles (ASMs) increased 3.4 percent to 10.8 billion from the December 2012 level of 10.5 billion. The December 2013 load factor was 82.8 percent, compared to 78.0 percent in December 2012. For December 2013, passenger revenue per ASM (PRASM) is estimated to have increased in the 14 to 15 percent range compared to December 2012.
For the fourth quarter of 2013, the Company flew 25.7 billion RPMs, compared to 24.8 billion RPMs flown for the same period in 2012, an increase of 3.3 percent. Fourth quarter ASMs increased 2.2 percent to 31.9 billion from fourth quarter 2012 ASMs of 31.2 billion. The fourth quarter load factor was 80.4 percent, compared to 79.6 percent for the same period in 2012.
For the full year of 2013, the Company flew 104.3 billion RPMs, compared to 102.9 billion RPMs flown in full year 2012, an increase of 1.4 percent. Full year 2013 ASMs increased 1.7 percent to 130.3 billion from 128.1 billion for full year 2012. The full year 2013 load factor was 80.1 percent, compared to 80.3 percent for full year 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.
/more

SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	DECEMBER
	2013	2012	CHANGE
Revenue passengers carried	9,307,789	8,610,383	8.1%

Enplaned passengers	11,487,623	10,645,104	7.9%

Revenue passenger miles (000)	8,975,588	8,174,930	9.8%

Available seat miles (000)	10,839,912	10,479,165	3.4%

Load factor	82.8%	78.0%	4.8 pts

Average length of haul	964	949	1.6%

Trips flown	107,157	108,789	(1.5)%

	FOURTH QUARTER
	2013	2012	CHANGE
Revenue passengers carried	26,895,809	26,607,560	1.1%

Enplaned passengers	33,118,822	32,699,829	1.3%

Revenue passenger miles (000)	25,652,363	24,821,008	3.3%

Available seat miles (000)	31,886,318	31,193,395	2.2%

Load factor	80.4%	79.6%	0.8 pts

Average length of haul	954	933	2.3%

Trips flown	317,688	327,590	(3.0)%

	TOTAL YEAR
	2013	2012	CHANGE
Revenue passengers carried	108,075,976	109,346,509	(1.2)%

Enplaned passengers	133,155,030	133,978,100	(0.6)%

Revenue passenger miles (000)	104,348,216	102,874,979	1.4%

Available seat miles (000)	130,344,072	128,137,110	1.7%

Load factor	80.1%	80.3%	(0.2) pts

Average length of haul	966	941	2.7%

Trips flown	1,312,785	1,361,558	(3.6)%

***